EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 22, 2017, relating to the financial statements and financial highlights of Eaton Vance Multi-Strategy Absolute Return Fund and Eaton Vance Short Duration Strategic Income Fund, certain of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2017, and to the references to us under the headings “MSAR Fund Financial Highlights” , “Strategic Fund Financial Highlights” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 22, 2018